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                                                                    Exhibit 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-55179 of Koger Equity, Inc. on Form S-3, Registration Statement No. 33-54617 of Koger Equity, Inc. on Form S-8, Registration Statement No. 333-20975 of Koger Equity, Inc. on Form S-3, Registration Statement No. 333-23429 of Koger Equity, Inc. on Form S-8 and Registration Statement No. 333-37919 of Koger Equity, Inc. on Form S-3 of our report dated August 21, 1998, on the statement of revenues and certain expenses of Vanguard Office Centre for the year ended December 31, 1997 appearing in this Current Report on Form 8-K of Koger Equity, Inc., dated October 22, 1998.




DELOITTE & TOUCHE LLP
Jacksonville, Florida
December 29, 1998